SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*


                    Under the Securities Exchange Act of 1934
                           (Amendment No.__________)*


                           Deckers Outdoor Corporation
     -----------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    243537107
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                February 20, 2009
    -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 18 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 243537107                 13G                     Page 2 of 18 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                              Lone Spruce, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        13,598
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        13,598
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                        13,598
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                        0.1%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 243537107                 13G                     Page 3 of 18 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                               Lone Balsam, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        29,839
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        29,839
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                        29,839
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                        0.2%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 243537107                 13G                     Page 4 of 18 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                              Lone Sequoia, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        24,931
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        24,931
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                        24,931
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                        0.2%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 243537107                 13G                     Page 5 of 18 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                              Lone Cascade, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        400,864
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        400,864
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                        400,864
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                        3.1%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 243537107                 13G                     Page 6 of 18 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                               Lone Sierra, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        20,021
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        20,021
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                        20,021
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                        0.2%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        PN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 243537107                 13G                     Page 7 of 18 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                        Lone Pine Associates LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        68,368
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        68,368
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                        68,368
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                        0.5%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        OO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 243537107                 13G                     Page 8 of 18 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                           Lone Pine Members LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER                 420,885
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        420,885
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                        420,885
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                        3.2%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        OO
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 243537107                 13G                     Page 9 of 18 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                           Lone Pine Capital LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        603,819
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        603,819
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                        603,819
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                        4.6%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        IA
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 243537107                 13G                     Page 10 of 18 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                         Stephen F. Mandel, Jr.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        1,093,072
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        1,093,072
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                        1,093,072
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                           [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                        8.4%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                        IN
-------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 243537107                 13G                     Page 11 of 18 Pages

Item 1(a).     Name of Issuer:

                  Deckers Outdoor Corporation (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

                  495-A South Fairview Avenue, Goleta, California  93117


Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the Common Stock directly owned by it;
        (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the Common Stock directly owned by it;
         (iv) Lone Cascade, L.P., a Delaware limited partnership ("Lone Cascade"), with respect to the Common Stock directly owned by it;
          (v) Lone Sierra, L.P., a Delaware limited partnership ("Lone Sierra"), with respect to the Common Stock directly owned by it;
         (vi) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine"), with respect to the Common Stock directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
        (vii) Lone Pine Members LLC, a Delaware limited liability company ("Lone Pine Members"), with respect to the Common Stock directly owned by Lone Cascade and Lone Sierra;
       (viii) Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd. ("Lone Cypress"), Lone Kauri, Ltd. ("Lone Kauri") and Lone Monterey Master Fund, Ltd. ("Lone Monterey Master Fund"), each a Cayman Islands exempted company, with respect to the Common Stock directly owned by each of Lone Cypress, Lone Kauri and Lone Monterey Master Fund;
         (ix) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the Common Stock directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any

CUSIP No. 243537107                 13G                     Page 12 of 18 Pages

         disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade and Lone Sierra are limited partnerships organized under the laws of the State of Delaware. Lone Pine, Lone Pine Members and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.01 par value per share (the "Common Stock")

Item 2(e).  CUSIP Number:

    243537107

CUSIP No. 243537107                 13G                     Page 13 of 18 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)   [ ] Broker or dealer registered under Section 15 of the Act,

          (b)   [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)   [ ] Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

         A.  Lone Spruce, L.P.
                (a) Amount beneficially owned: 13,598
                (b) Percent of class: 0.1% The percentages used herein and in the rest of Item 4 are calculated based upon the 13,068,657 shares of Common Stock issued and outstanding as of November 3, 2008, as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 2008, filed on November 10, 2008.
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 13,598
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 13,598

CUSIP No. 243537107                 13G                     Page 14 of 18 Pages

         B. Lone Balsam, L.P.
                (a) Amount beneficially owned: 29,839
                (b) Percent of class: 0.2%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 29,839
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       29,839

         C.  Lone Sequoia, L.P.
                (a) Amount beneficially owned: 24,931
                (b) Percent of class: 0.2%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 24,931
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       24,931

         D. Lone Cascade, L.P.
                (a) Amount beneficially owned: 400,864
                (b) Percent of class: 3.1%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 400,864
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       400,864

         E. Lone Sierra, L.P.
                (a) Amount beneficially owned: 20,021
                (b) Percent of class: 0.2%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 20,021
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       20,021

         F.  Lone Pine Associates LLC
                (a) Amount beneficially owned: 68,368
                (b) Percent of class: 0.5%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 68,368
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       68,368

CUSIP No. 243537107                 13G                     Page 15 of 18 Pages

         G.  Lone Pine Members LLC
                (a) Amount beneficially owned: 420,885
                (b) Percent of class: 3.2%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 420,885
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       420,885

         H.  Lone Pine Capital LLC
                (a) Amount beneficially owned: 603,819
                (b) Percent of class: 4.6%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 603,819
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       603,819

         I. Stephen F. Mandel, Jr.
                (a) Amount beneficially owned: 1,093,072
                (b) Percent of class: 8.4%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 1,093,072
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       1,093,072

Item 5.     Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Lone Pine, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Members, the general partner of Lone Cascade and Lone Sierra, has the power to direct the affairs of Lone Cascade and Lone Sierra, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Capital, the investment manager of Lone Cypress, Lone Kauri and Lone Monterey Master Fund, has the power to direct the receipt of dividends from or the proceeds of the sale of shares held by Lone Cypress, Lone Kauri and Lone Monterey Master Fund. Mr. Mandel is the Managing Member of each of Lone Pine, Lone Pine Members and Lone Pine Capital and in that capacity directs their operations.

CUSIP No. 243537107                 13G                     Page 16 of 18 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 243537107                 13G                     Page 17 of 18 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 2, 2009

                                   By:
                                      -----------------------------------------
                                      Stephen F. Mandel, Jr., individually and
                                      (a) as Managing Member of Lone Pine
                                      Associates LLC, for itself and as the
                                      general partner of (i) Lone Spruce,
                                      L.P., (ii) Lone Balsam, L.P. and (iii)
                                      Lone Sequoia, L.P.; (b) as Managing
                                      Member of Lone Pine Members LLC, for
                                      itself and as the general partner of (i)
                                      Lone Cascade, L.P. and (ii) Lone Sierra,
                                      L.P.; and (c) as Managing Member of Lone
                                      Pine Capital LLC

CUSIP No. 243537107                 13G                     Page 18 of 18 Pages


                                    EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  March 2, 2009

                                   By:
                                      -----------------------------------------
                                      Stephen F. Mandel, Jr., individually and
                                      (a) as Managing Member of Lone Pine
                                      Associates LLC, for itself and as the
                                      general partner of (i) Lone Spruce,
                                      L.P., (ii) Lone Balsam, L.P. and (iii)
                                      Lone Sequoia, L.P.; (b) as Managing
                                      Member of Lone Pine Members LLC, for
                                      itself and as the general partner of (i)
                                      Lone Cascade, L.P. and (ii) Lone Sierra,
                                      L.P.; and (c) as Managing Member of Lone
                                      Pine Capital LLC